                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                               PIVOTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72581R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /    Rule 13d-1(b)

       / /     Rule 13d-1(c)

       /x/     Rule 13d-1(d)

--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                               Page 2 of 7 Pages

CUSIP NO. 72581R106                  13G
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VI, L.P.,
                   A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VI") 94-3157816
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
     NUMBER OF SHARES           5      SOLE VOTING POWER                      0
      BENEFICIALLY          ---------- -----------------------------------------
       OWNED BY                 6      SHARED VOTING POWER            2,385,880
         EACH               ---------- -----------------------------------------
       REPORTING                7      SOLE DISPOSITIVE POWER                 0
      PERSON WITH           ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER       2,385,880
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,385,880
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              10.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106                13G                         Page 3 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VI ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VI ASSOCIATES")  94-3158010
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
       NUMBER OF                       2,385,880 shares directly held by KPCB
         SHARES                        VI. KPCB VI Associates is the general
      BENEFICIALLY                     partner of KPCB VI.
        OWNED BY            ---------- -----------------------------------------
          EACH                  7      SOLE DISPOSITIVE POWER                0
        REPORTING           ---------- -----------------------------------------
       PERSON WITH              8      SHARED DISPOSITIVE POWER
                                       2,385,880 shares directly held by KPCB
                                       VI. KPCB VI Associates is the general
                                       partner of KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,385,880
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              10.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 72581R106               13G                          Page 4 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------- ------- --------------------------------------------
                              5     SOLE VOTING POWER                     32,171
                            ------- --------------------------------------------
                              6     SHARED VOTING POWER
                                    2,385,880 shares are directly held by KPCB
                                    VI. KPCB VI Associates is the general
                                    partner of KPCB VI. Mr. Mackenzie is a
          NUMBER OF                 limited partner of KPCB VI Associates. Mr.
           SHARES                   Mackenzie disclaims beneficial ownership of
        BENEFICIALLY                the shares held directly by KPCB VI.
          OWNED BY          ------- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER               32,171
          REPORTING         ------- --------------------------------------------
         PERSON WITH          8     SHARED DISPOSITIVE POWER
                                    2,385,880 shares are directly held by KPCB
                                    VI. KPCB VI Associates is the general
                                    partner of KPCB VI. Mr. Mackenzie is a
                                    limited partner of KPCB VI Associates. Mr.
                                    Mackenzie disclaims beneficial ownership of
                                    the shares held directly by KPCB VI.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,418,051
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          10.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 5 of 7 Pages


     ITEM 1(A)       NAME OF ISSUER:

                     Pivotal Corporation

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     300-224 West Esplanade
                     North Vancouver, Canada V7M 3M6

   ITEM 2(A)-(C)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VI Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Mackenzie, a limited partner of KPCB VI Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VI Associates is general partner to KPCB VI.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     72581R106

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreement of KPCB VI, the general and limited partners of such entity may have the right to receive dividends on, or the proceeds from the sale of the Shares of Pivotal Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable


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                                                               Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001



DOUGLAS J. MACKENZIE                         KPCB VI ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP


Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      ---------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A General Partner

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS VI, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:  KPCB VI Associates, L.P.,
                                             a California Limited Partnership,
                                             its General Partner

                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner



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                                                               Page 7 of 7 Pages



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Pivotal Corporation, held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001



DOUGLAS J. MACKENZIE                         KPCB VI ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP


Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      ---------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A General Partner

                                             KLEINER PERKINS CAUFIELD &
                                             BYERS VI, L.P., A CALIFORNIA
                                             LIMITED PARTNERSHIP

                                             By:  KPCB VI Associates, L.P.,
                                             a California Limited Partnership,
                                             its General Partner



                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner